FOR IMMEDIATE RELEASE

EF Hutton Launches GATEWAY: First-of-its-Kind, One-Stop-Shop for Independent Providers of Financial Services

Uber-like Service Connects Consumers with Financial Experts

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NEW YORK, Monday, March 16, 2015 – EF Hutton Financial, Corp. a subsidiary of EFH Group Inc. (OTC: HUTN) today launched a national internet initiative at www.efhutton.com. EF Hutton’s B-to C internet service is unique in  the financial services industry because it connects consumers to qualified independent financial professionals across a wide range of financial service lines.

The service is free to consumers and provides the convenience of accessing all services from one single website.    Consumers can choose a provider with confidence knowing that EF Hutton verifies provider’s qualifications and EF Hutton provides a guaranty of satisfaction – making efhutton.com the trusted source for all their financial needs.  The services include: retirement, insurance, financial planning, tax, trusts and estates, real estate, and many other financial services.  Clients can book appointments with providers of their choice without leaving the website. And EF Hutton provides a reward program that gives points to clients that use service providers in EF Hutton’s network.  The web-based service is similar to Uber, Angie’s List and other service provider networks in that it connects consumers currently seeking assistance to service providers.  People know that the EF Hutton brand stands for the highest-quality financial advice – advice worth listening to.

Service providers benefit from a source of new clients, because EF Hutton does the marketing – saving them precious time and money – a great value for smaller independent providers who lack resources to attract new clients.  It is estimated that it typically costs more than $250 for financial service providers to acquire a new client.  Financial providers can sign up for free and pay only for each client introduction.  For an added fee, EF Hutton offers higher service levels with guaranteed introductions to prospective clients.

According to industry reports, independent financial service providers face significant challenges due to higher costs resulting from a lack of scale and a lack of resources for marketing resulting in high client acquisition costs (“CAC”) and a related loss of business opportunities.  A series of articles in 2014 published in ThinkAdvisor magazine and written by Michael Kitces, highlighted the dilemma for independent financial providers.  EF Hutton’s new financial network effectively reduces CAC – thereby helping independent firms to generate more revenue and to better compete.

With more than one million independent financial service professionals in the United States, representing a range of small and specialty firms, there is compelling value to those financial professionals who join EF Hutton’s service network.  These professionals and firms represent expertise in retirement planning, financial planning, tax, insurance, real estate and other financial advice.

This initiative is led by EF Hutton’s new management team which includes the grandson of EF Hutton, Mr. Stanley Hutton Rumbough as Chairman.  The Company’s new management started at the end of 2014 and includes Mr. Christopher Daniels as CEO and Mr. Lance Diamond as CFO.

Mr. Daniels said, “Consumers know EF Hutton for our high-quality professional advice. Our new service expands consumer choice.  And we do it with advanced internet-based technology that allows us to deliver these benefits to the largest number of people.”

Mr. Rumbough added, “My grandfather started EF Hutton to help people with their financial affairs, and we honor his legacy by helping them to choose financial service professionals to address their needs.”

EF Hutton’s objective is to grow the service network rapidly to include thousands of independent providers who service millions of clients nationwide. Furthermore, it plans on expanding the economic value of the service network by adding new services, features and benefits.  The value of the service network will come from its size and growth rate and the extent of interaction among consumers and providers.

EF Hutton has also established an institutional division to meet the needs of corporations, institutions and government entities, each of which require a different set of services than the typical individual client.  The company plans to grow the institutional division organically and by acquisition of firms that specialize in servicing such clients.  The institutional division is expected to commence operations in the third quarter of 2015.

About EF Hutton

EF Hutton Financial Corp. is a subsidiary of EFH Group, Inc. (OTC: HUTN). EF Hutton provides financial services and solutions that improve the lives of individuals, families and their communities.  In connection with this strategic direction, EFH Group, Inc. has decided to change its name to EF Hutton America, Inc. The name change is expected to be effective in the second quarter of 2015.  EF Hutton is legendary for the service and value it provides to clients.  EF Hutton is bringing that legendary service back using technology and other innovative means to add value.  That is why, as everyone knows, “when EF Hutton talks, people listen.”

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Direct Inquiries to:

   Steve Brownell

   Cognito

   steve.brownell@cognitomedia.com

Cautionary Note Regarding Forward-Looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Contact EFH Group, Inc. for additional information.

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